Exhibit 23.1

CONSENT OF COUNSEL

We hereby consent to the reference to our firm in the preliminary prospectus supplement, dated October 27, 2011, and the prospectus supplement, dated November 2, 2011, included in the registration statement (Registration No. 333-159392) under the captions “State and Local Tax Consequences” and “Legal Matters.” In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Bilzin Sumberg Baena Price & Axelrod LLP

Bilzin Sumberg Baena Price & Axelrod LLP

Miami, Florida November 4, 2011